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                                                                [Execution Copy]

                                OPTION AGREEMENT

                  OPTION AGREEMENT, dated as of August 6, 1998, by and between MELLON BANK, N.A., AS TRUSTEE UNDER THE WESTINGHOUSE ELECTRIC CORPORATION MASTER TRUST AGREEMENT FOR THE WESTINGHOUSE PENSION PLAN ("Grantor"), having an address at 3700 One Mellon Bank Center, Pittsburgh, Pennsylvania 15258 and BAY HARBOUR MANAGEMENT, L.C. acting for its managed accounts, ("Grantee"), a Florida limited liability company having an address at 885 Third Avenue, 34th Floor, New York, New York 10022.

                  In exchange for good and valuable consideration, Grantor hereby grants to Grantee options to purchase shares of common stock (the "Stock") of Tops Appliance City, Inc. (the "Corporation"), a New Jersey corporation, from Grantor on the terms contained herein.

               1. Grantor hereby grants to Grantee the right to purchase from Grantor Three Hundred Thousand (300,000) shares of Stock by written notice given during the period beginning the date hereof and expiring on the date which is three hundred sixty (360) days next following the date hereof.

               2. If and to the extent that the foregoing Option is exercised on or before a date which is ninety (90) days next following the date hereof (the "Ninetieth Day") the exercise price per share of Stock shall be Three Dollars and Fifty Cents ($3.50). If and to the extent that the foregoing Option is exercised after the Ninetieth Day, but before the expiration of the Option, the exercise price per share of Stock shall be Four Dollars ($4.00).

               3. In the event that the Grantee desires to exercise the option, it must provide written notice to the Grantor which notice must specify the desired exercise date and must state the number of shares of Stock to be acquired. The purchase of the shares shall take place ten (10) business days after such notice is given. The notice must specify an exercise date prior to the expiration of the option; for the purpose of determining the exercise price under paragraph (1) the date of exercise shall be the exercise date specified in the notice.

               4. Grantor represents and warrants to Grantee as follows:

                       (a) Grantor shall transfer to Grantee good and marketable title to any shares of Stock to be acquired by Grantee free and clear of all liens, claims, debts, charges, restrictions, or encumbrances of any kind, other than such as may cause any, through or under Buyer and other than the restrictions contemplated by paragraph 5(e) and 5(f) hereof.

                       (b) Grantor has full power and legal right to sell, transfer and deliver the Stock to Grantee in accordance with the terms of this Agreement, and otherwise to execute and deliver this Agreement and to consummate and close the transactions provided for in this Agreement in the manner and upon the terms herein specified.




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                       (c) This Agreement has been duly executed and delivered
by Grantor and, assuming due authorization, execution and delivery by Grantee, constitutes a legal, valid and binding obligation of Grantor, enforceable against Grantor in accordance with its terms, subject, as to validity, binding effect and enforcement remedies, to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and to equitable principles.

                       (d) There is not pending, nor to Grantor's knowledge is there threatened, any suit, action or administrative, arbitration or other proceeding which could adversely affect the ability of Grantor to perform any of its obligations under this Agreement.

                       (e) The execution, delivery, and performance of this Agreement, the granting of the options set forth in Paragraphs 1 and 2 and delivery of the Stock does not and will not violate or conflict with (i) any applicable provision of law, statute, rule or regulation, or any order, judgment or decree of any court, arbitrator, governmental agency or the National Association of Securities Dealers, Inc. ("NASD"), or (ii) any contract, agreement or instrument to which Grantor is a party.

                       (f) All clearances, approvals, authorizations and consents, orders of, and designations by, any Governmental Entity (as defined below) or NASD, required under the laws of the United States or the regulations of NASD for or in connection with the issue and delivery of the Stock, and compliance with the terms of this Agreement have been obtained and complied with and are in full force and effect.

                       (g) Grantor shall defend, indemnify and hold harmless Grantee from and against any loss or liability arising from any breach of the representations and warranties with respect to Grantor contained in this Agreement.

               5. Grantee represents and warrants to Grantor as follows:

                       (a) Grantee has the full power and legal right to purchase the shares of Stock from Grantor in accordance with the terms of this Agreement, and otherwise to execute and deliver this Agreement and to consummate and close the transactions provided for in this Agreement in the manner and upon the terms herein specified, and this Agreement and the transactions contemplated hereby will not result in the violation of any other agreement to which Grantee is a party or by which it is bound.

                       (b) In purchasing the shares of Stock hereunder and in acquiring the within options, Grantee is not relying on any representation or warranty made by Grantor (other than those made herein by Grantor).

                       (c) This Agreement has been duly executed and delivered by Grantee and, assuming due authorization, execution and delivery by Grantor, constitutes a legal, valid and binding obligation of Grantee, enforceable against Grantee in accordance with its terms, subject, as to validity, binding effect and enforcement remedies, to applicable bankruptcy, insolvency,

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reorganization and other laws affecting creditors' rights generally, and to equitable principles.

                       (d) There is not pending, nor to Grantee's knowledge is there threatened, any suit, action or administrative, arbitration or other proceeding which could adversely affect the ability of Grantee to perform any of its obligations under this Agreement.

                       (e) Grantee has extensive experience in investing in equity securities and possesses the financial sophistication to evaluate an investment in the shares of Stock. Grantee has had access to all information deemed by it to be necessary or appropriate to make a decision to purchase the shares of Stock. To the extent that Grantee exercises any of the within options, Grantee represents that it is purchasing the shares of Stock for investment purposes only and not with a view towards reselling or otherwise distributing the shares of Stock.

                       (f) Grantee acknowledges that, as of the date hereof, any shares of Stock which it receives hereunder are not registered under the Securities Act of 1933, as amended, or under any State securities laws and that certain restrictions exist with regard to the resale of such shares of Stock. Grantee agrees that the certificates representing the shares of Stock, to be issued to Grantee upon transfer of such shares, will bear the following legend:

      The securities represented hereby have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any State securities laws. Neither this security nor any interest or participation herein may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of in the absence of such registration or unless such transaction is exempt from, or not subject to, registration.

                       (g) Grantee shall defend, indemnify and hold harmless Grantor from and against any loss or liability arising from any breach of the representations and warranties with respect to Grantee contained in this Agreement.

                       (h) Grantee has no notice of any liens, claims, debts, charges, restrictions or encumbrances of any kind affecting the Stock, other than (x) the restrictions contemplated by paragraphs 5(e), 5(f) and 4(a) hereof and (y) restrictions applicable to restricted securities imposed under the federal and state securities laws.

               6. The representations made by the parties in Paragraphs 4 and 5 shall survive the exercise of any option hereunder for a period of two (2) years from the date on which Grantee becomes the record holder of such shares of Stock. The obligations to defend, indemnify and hold harmless any person pursuant to Paragraphs 4 and 5 shall terminate when the applicable representation or warranty terminates pursuant to this Paragraph 6; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

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               7. At the time of the closing of an exercise hereunder, the following transactions shall occur, all of which shall be deemed to occur simultaneously:

                       (a) Grantor will deliver or cause to be delivered to Grantee a share certificate or certificates for the shares of Stock subject to such exercise, duly endorsed for transfer with stock powers affixed thereto and evidence of the authority of the signatory of the stock power; and

                       (b) Grantee will deliver or cause to be delivered to Grantor an amount equal to the exercise price in respect of the shares of Stock being acquired by Grantor.

               8. Each of Grantor and Grantee hereby represents and warrants that there is no corporation, firm or persons entitled to receive from it a brokerage commission or finder's fee in connection with this Agreement or the transactions provided for herein. Each of Grantor and Grantee agrees to indemnify and save the other party hereto harmless from and against any claim for brokerage commission or finder's fee based on any retention or alleged retention of a broker or finder by it. This provision shall survive the exercise of the option hereunder.

               9. All notices and other communications to be made hereunder shall be in writing and shall be deemed to have been given when the same are either (i) personally delivered or mailed, registered or certified mail, first class postage prepaid return receipt requested, or (ii) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery to the applicable party at the address set forth above. The substance of any such notice shall be deemed to have been fully acknowledged in the event of refusal of acceptance by the party to whom the notice is addressed.

               10. In the event any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision never had been contained herein.

               11. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.

               12. No party may assign its rights or obligations under this Agreement without the prior written consent of other party hereto.

               13. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

               14. This Agreement contains the entire understanding and agreement of the parties hereto with respect to the matters contained herein, and may not be amended or supplemented at any time unless by a writing executed by each of the said parties.


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               15. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.

                                     GRANTOR:

                                     MELLON BANK, N.A., as Trustee under
                                     the Westinghouse Electric Corporation
                                     Master Trust Agreement for the
                                     Westinghouse Pension Plan


                                     By: /s/ William P. Redell
                                         ----------------------------------
                                         Name: William P. Redell
                                         Title: Vice President


                                     By: /s/ Steven A. Falci
                                         ----------------------------------
                                         Name: Steven A. Falci
                                         Title: Vice President

                                     GRANTEE:
                                     BAY HARBOUR MANAGEMENT, L.C.,
                                     for its managed accounts,

                                     By: /s/ Douglas P. Teitelbaum
                                         -------------------------------------
                                         Name: Douglas P. Teitelbaum
                                         Title: Principal & Portfolio Manager


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